EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement of our report dated March 31, 2023, incorporated by reference relating to the consolidated financial statements of SOBR Safe, Inc. and Subsidiaries as of and for the years ended December 31, 2022 and 2021.

/s/ Macias Gini O’Connell LLP

Irvine, California

June 26, 2023